Exhibit 10.1

SENIOR SECURED, SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT

SENIOR SECURED, SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”), dated as of January 28, 2016, among Nuo Therapeutics, Inc., a Delaware corporation (“Borrower”), Deerfield Mgmt, L.P., as administrative agent and collateral agent (in such capacities, the “DIP Agent”) and the lenders set forth on the signature page of this Agreement (such persons and each person which from time to time becomes a party hereto as a lender, the “Lenders”, and together with the DIP Agent and the Borrower, the “Parties”).

WITNESSETH:

WHEREAS, on January 27, 2016 (the “Petition Date”) the Borrower, as a debtor and debtor in possession, filed a voluntary petition for relief under the Bankruptcy Code (such term and other capitalized terms used herein shall have the meanings set forth in Article I of this Agreement) with the United States Bankruptcy Court for the for the District of Delaware (the “Bankruptcy Court”) (such proceedings being jointly administered under Case No. 16-10192 (MFW) are hereinafter referred to collectively as the “Chapter 11 Case”). The Borrower continues to operate its business and manage its properties as a debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested that the Lenders provide a senior secured, super-priority debtor-in-possession credit facility in an aggregate principal amount of Nine Million Dollars ($9,000,000), inclusive of the Roll Up Loan (hereinafter defined), in the amount of Four Million Five Hundred Thousand $4,500,000, all on a post-petition basis and on the terms and conditions set forth herein; and

WHEREAS, the Lenders are willing to provide such financing only if, among other things, (a) all of the Obligations hereunder and under the other Transaction Documents (i) constitute an allowed super-priority, administrative expense claim in the Chapter 11 Case pursuant to section 365(c)(1) of the Bankruptcy Code, as more particularly set forth herein and in the Financing Orders; and (ii) are secured by valid, perfected Liens on the Collateral to the extent set forth herein and in the Financing Orders; and (b) the financing and the Transaction Documents are authorized and approved by the Financing Orders to be entered by the Bankruptcy Court, and such Financing Orders are acceptable in form and substance to the DIP Agent and the Lenders in their sole discretion.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1          General Definitions. Wherever used in this Agreement, including the recitals hereto, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Accountant’s Report” has the meaning given to it in Section 5.1(e)(i).

“Affiliate” means, with respect to any Person, any other Person:

(a)          that owns, directly or indirectly, in the aggregate more than 10% of the beneficial ownership interest of such Person;

(b)          that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; or

(c)          that directly or indirectly is a general partner, controlling shareholder, or managing member of such Person.

“Agreement” has the meaning given in the introductory paragraph hereto.

“Agreement Date” means the date of this Agreement.

“Applicable Laws” means all statutes, rules and regulations of any Governmental Authorities in the United States or elsewhere relating to Borrower or its Subsidiaries or the conduct of their respective businesses.

“Approved Cash Management Arrangements” means cash management arrangements satisfactory to the DIP Agent and the Initial Lenders in their sole discretion.

“Approved Cash Management Order” means a cash management order satisfactory to the DIP Agent and the Initial Lenders in their sole discretion approving the Approved Cash Management Arrangements and directing the Borrower to comply therewith.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated on or about the date of this Agreement by and among the Borrower and the buyer identified therein (the “Buyer”).

“Authorizations” has the meaning given to it in Section 3.1(o).

“Bankruptcy Code” means title 11 of the United States Code, as now and hereafter in effect, or any successor statutes.

“Bankruptcy Court” has the meaning given to it in the Recitals hereto.

“Borrower” has the meaning given to it in the introductory paragraph hereto.

“Borrower Indemnified Party” has the meaning given to it in Section 7.11.

“Budget” means the forecast of cash receipts, expenses and disbursements, loan balances, and anticipated total drawing amounts and uses of Loans for the immediately following 9-week period, in form and substance acceptable to the DIP Agent and the Initial Lenders, as updated and approved in accordance with Section 5.1(f), Section 5.1(g) and the Financing Orders.

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“Business Day” means a day on which banks are open for business in the City of New York.

“Carve-Out” has the meaning given to it in the Financing Orders, as applicable.

“Case Milestones” means each of the following deadlines: (a) entry of the Interim Order and the Approved Cash Management Order, each in form and substance satisfactory to the DIP Agent and the Initial Lenders, by the third Business Day following the Petition Date; (b) entry of the Final Order in form and substance satisfactory to the DIP Agent and the Initial Lenders within twenty (20) days after the date of entry of the Interim Order; (c) filing of the Stalking Horse Motion, in form and substance satisfactory to the DIP Agent and the Initial Lenders, by the first Business Day following the Petition Date; (d) entry of an order approving the Stalking Horse Motion and related bidding and sale procedures, in each case, in form and substance satisfactory to the DIP Agent and the Initial Lenders by the earlier of (i) twenty (20) days following the formation of a Committee and (ii) twenty five (25) days after the Petition Date; (e) holding of an auction for the sale of the Borrower’ assets by March 13, 2016; (f) entry of an order approving such sale(s) by March 14, 2016; and (g) closing of such sales by March 25, 2016.

“Cash and Cash Equivalents” means, with respect to any date of determination, cash, cash equivalents, and marketable securities as set forth on Borrower’s balance sheet as of such date.

“CFC” has the meaning given to it in Section 3.1(m).

“Chapter 11 Case” has the meaning given to it in the Recitals hereto.

“Chapter 11 Plan” means a plan of reorganization or a chapter 11 plan of the Borrower, in form and substance satisfactory to the Existing Lenders and the Initial Lenders, in their sole discretion.

“Closing Fee” has the meaning given to it in Section 2.9(b).

“Code” has the meaning given to it in Section 3.1(l).

“Collateral” means any and all “Collateral” or “DIP Collateral” referred to in the Financing Orders.

“Commitment” means the commitment of Lenders to provide Loans in accordance with Section 2.2 in an aggregate principal amount of $9,000,000.

“Committee” means any official committee of unsecured creditors appointed by the U.S. Trustee or approved by the Bankruptcy Court in the Chapter 11 Cases.

“Debtor Relief Laws” means the Bankruptcy Code and all other domestic or foreign liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement (including under any relevant incorporating statute), rearrangement, receivership, insolvency, reorganization, judicial management, administration or relief of debtors or similar debtor relief laws of the United States or other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

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“Default” means any event which, at the giving of notice, lapse of time or fulfillment of any other condition (or any combination of the foregoing), would constitute an Event of Default.

“DIP Agent” has the meaning given to it in the introductory paragraph hereto.

“DIP Superpriority Claim” means the superpriority administrative expense claim granted by the Bankruptcy Court in the Financing Orders in respect of the Obligations, as described in and subject to Section 2.10.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Event of Default” has the meaning given to it in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations thereunder.

“Existing Credit Agreement” means that certain Facility Agreement, dated as of March 31, 2014 (as amended, restated, supplemented, waived or otherwise modified on or before the Petition Date), by and among Borrower and the Existing Lenders.

“Existing Lenders” means the lenders from time to time party to the Existing Credit Agreement as of the date hereof.

“Existing Loans” means the loans by Existing Lenders under the Existing Credit Agreement.

“FDA” means the U.S. Food and Drug Administration.

“Final Order” means the final order entered by the Bankruptcy Court approving this Agreement.

“Financing Orders” means: the Interim Order and, the Final Order, as applicable at such time.

“First Day Orders” means those orders entered by the Bankruptcy Court on or about the Petition Date, in each case as previously provided to the DIP Agent and the Initial Lenders and acceptable to them in form and substance.

“GAAP” means generally accepted accounting principles consistently applied as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession).

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“Government Authority” means any government, quasi-governmental agency, governmental department, ministry, cabinet, commission, board, bureau, agency, court, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal, or administrative body or entity, whether domestic or foreign, federal, state, provincial or local, having jurisdiction over the matter or matters and Person or Persons in question.

“Hedging Obligations” means all liabilities under take-or-pay or similar arrangements or under any interest rate swaps, caps, floors, collars and other interest hedge or protection agreements, treasury locks, equity forward contracts, currency agreements or commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and any other derivative instruments, in each case, whether the Borrower and its Subsidiaries are liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which liabilities the Borrower or its Subsidiaries otherwise assures a creditor against loss.

“Indebtedness” means the following:

(a)          all indebtedness for borrowed money;

(b)          the deferred purchase price of assets or services (other than trade payables and other liabilities to employees and officers arising in the ordinary course of business and not related to any financing) which in accordance with GAAP would be shown to be a liability (or on the liability side of a balance sheet);

(c)          all guarantees of Indebtedness;

(d)          the maximum amount of all letters of credit issued or acceptance facilities established for the account of Borrower and any of its Subsidiaries, including without duplication, all drafts drawn thereunder (other than letters of credit or acceptance facilities supporting other indebtedness of Borrower and any of its Subsidiaries which are otherwise permitted hereunder);

(e)          all capitalized lease obligations;

(f)          all indebtedness of another Person secured by any Lien on any property of Borrower or its Subsidiaries, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by Borrower or its Subsidiaries, being measured as the lower of (x) the fair market value of such property and (y) the amount of the indebtedness secured);

(g)          all Hedging Obligations; and

(h)          indebtedness created or arising under any conditional sale or title retention agreement.

“Indemnity” has the meaning given to it in Section 7.11.

“Initial Lenders” means the Lenders signatory to this Agreement on the Agreement Date.

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“Initial Loan” means the initial Loan by Lenders hereunder.

“Interest Payment Date” has the meaning given to it in Section 2.7.

“Interest Rate” means twelve percent (12%) simple interest per annum.

“Interim Order” means the interim order entered by the Bankruptcy Court approving this Agreement.

“IP” and “Intellectual Property” have the meanings given to such terms in Section 3.1(k).

“Lenders” means the Initial Lenders and any other Person who becomes party to this Agreement from time to time as a Lender.

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, privilege or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with or from the proceeds of, any asset or revenue of any kind.

“Loans” means loans and advances hereunder.

“Loss” has the meaning given to it in Section 7.11.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition (financial or otherwise) or assets of Borrower or its Subsidiaries, taken as a whole, other than as a result of those events that customarily would occur leading up to the commencement of the Chapter 11 Case, (b) the validity or enforceability of any provision of any Transaction Document, (c) the ability of the Borrower to fully and timely perform the Obligations or (d) the rights and remedies of the Lenders under any Transaction Document.

“Maturity Date” means the earliest of: (i) the stated maturity date, which shall be March 31, 2016; (ii) the date on which the sale of the Borrower’s assets shall have been consummated (or any portion thereof); (iii) the date that is twenty (20) days after the entry of the Interim Order, unless on or before such day the Bankruptcy Court shall have entered the Final Order; and (iv) the acceleration of the Loans or termination of the Commitment under this Agreement, including, without limitation, as a result of the occurrence of an Event of Default.

“Maximum Available Amount” means the maximum amount of the Loans available at any time in accordance with the Budget (less the amount of any such Loans then outstanding), such amount not to exceed the lesser of (a) the unfunded portion of the Commitment at any time and (b) the total permitted amount of Loans set forth in the Financing Orders.

“Necessary Documents” has the meaning given to it in Section 3.1(i).

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“Notice of Borrowing” means a notice requesting the borrowing of a Loan duly executed by the chief financial officer or acting chief financial officer of the Borrower and substantially in the form of Exhibit A hereto.

“Obligations” means all obligations (monetary or otherwise) of the Borrower arising under or in connection with the Transaction Documents including each of the Loans and all and any obligations related to the foregoing.

“Organizational Documents” means the articles of incorporation and by-laws, each as amended to date, of Borrower.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, duties, other similar charges or similar levies, and all liabilities with respect thereto, together with any interest, fees, additions to tax or penalties applicable thereto (including by reason of any delay in payment), arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Transaction Document (excluding, for greater certainty, any taxes on the general income of the Lenders.)

“Party” and “Parties” have the respective meanings given in the introductory paragraph hereto.

“Permitted Indebtedness” means the following Indebtedness:

(a)          the Obligations;

(b)          Indebtedness evidenced by capital leases or secured by purchase money Liens approved in writing by the Required Lenders; and

(c)          Indebtedness existing as of the Agreement Date and set forth on Exhibit A and paid only pursuant to the provisions of the agreements evidencing such Indebtedness set forth on such Exhibit.

“Permitted Liens” means:

(a)          Liens existing on the Agreement Date and set forth on Exhibit B attached hereto, and any renewals or extensions thereof, provided that the property covered thereby is not increased;

(b)          Liens in favor of the Lenders and the Existing Lenders;

(c)          statutory Liens created by operation of applicable law;

(d)          Liens arising in the ordinary course of business, consistent with past practice and securing obligations that are not overdue or are being contested in good faith by appropriate proceedings;

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(e)          Liens for taxes, assessments or governmental charges or levies not overdue and payable or that are being contested in good faith by appropriate proceedings;

(f)          Liens arising from judgments, decrees or attachments in existence prior to Petition Date;

(g)          Liens in favor of financial institutions arising in connection with accounts maintained in the ordinary course of Borrower’s and its Subsidiaries’ business and consistent with past practice held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(h)          Liens securing Indebtedness permitted pursuant to clause (b) of the definition of Permitted Indebtedness;

(i)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(j)           deposits to secure (i) the performance of tenders, bids, trade contracts, licenses and leases, statutory obligations, surety bonds, performance bonds, bank guaranties and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice, or (ii) indemnification obligations relating to any disposition;

(k)          easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially interfere with the conduct of the business of the applicable Person;

(l)           leases, licenses or subleases granted to others in the ordinary course of business and not interfering in any material respect with the business of Borrower and its Subsidiaries;

(m)         Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or equivalent in foreign jurisdictions) on items in the course of collection; and

(n)          licenses of intellectual property granted by Borrower or any of its Subsidiaries required in connection with the sale of Borrower’s products in the ordinary course of business and not interfering in any material respect with the conduct of business of Borrower and its Subsidiaries.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Petition Date” has the meaning given to it in the Recitals hereto.

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“PFIC” has the meaning given to it in Section 3.1(l).

“Prior Liens” means any valid, duly perfected, non-avoidable Liens, only to the extent permitted to be in existence pursuant to the Existing Credit Agreement, in existence as of the Petition Date (or valid and non-avoidable Liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date the priority and perfection of which relates back to a date prior to the Petition Date as permitted but section 546(b) of the Bankruptcy Code, and, to the extent applicable, section 362(b)(18) of the Bankruptcy Code) including, without limitation, valid, duly perfected, non-avoidable pre-Petition Date Liens referred to on any schedule to any lender or owner title insurance policy of any of the property of the Borrower.

“Register” has the meaning given to it in Section 1.4(b).

“Required Lenders” means Lenders that, taken together, hold more than 50% of the aggregate outstanding principal amount of the Commitment and the Loans extended thereunder; provided, that in the event that there is no Commitment then in effect, then more than 50% of the Loans then outstanding.

“Roll Up Loan” has the meaning given to it in Section 2.1(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the annual and other reports filed or furnished by Borrower with or to the SEC under the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Security Agreement” shall have the meaning provided therefor in the Existing Credit Agreement.

“Stalking Horse Motion” means the motion of the Borrower, in form and substance satisfactory to the Initial Lenders and the Buyers, filed on or about the Petition Date, seeking approval of the terms of sale procedures, bid protections and related relief in connection with the Asset Purchase Agreement.

“Subsidiary or Subsidiaries” means, as to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax Affiliate” means (a) Borrower and its Subsidiaries and (b) any Affiliate of any Borrower with which such Borrower files or is required to file consolidated, combined or unitary tax returns.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, fees, assessments, deductions, withholdings, and other charges imposed by any Government Authority, and all liabilities with respect thereto, together with any interest, fees, additions to tax or penalties applicable thereto (including by reason of any delay in payment).

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“Tax Returns” has the meaning given to it in Section 3.1(l).

“Test Period” means each successive one calendar week period (a Monday through the following Sunday) commencing on February 1, 2016.

“Transaction Documents” means this Agreement, the Financing Orders, the Approved Cash Management Order and any other order, document or instrument delivered in connection with any of the foregoing and dated the Agreement Date or subsequent thereto, whether or not specifically mentioned herein or therein, in each case as amended, amended and restated, supplemented, waived or otherwise modified at any time and from time to time.

“U.S. Trustee” means the office of the United States Trustee for the District of Delaware.

“Variance Report” mean, for any Test Period, a report setting forth the variances (as a percentage) between actual results and the corresponding anticipated amounts set forth in the Budget for such period, as set forth in Section 5.1(g).

Section 1.2           Interpretation. In this Agreement, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement; and any reference to any of the Transaction Documents means such document as the same shall be amended, supplemented or modified and from time to time in effect. In the event of a conflict between this Agreement and any Financing Order, the applicable Financing Order shall govern.

Section 1.3          Business Day Adjustment. If the day by which a payment is due to be made is not a Business Day, that payment shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment shall be made by the Business Day immediately preceding the day by which such payment is due to be made.

Section 1.4          Register.

(a)          Borrower shall record on its books and records the amount of the Loans, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.

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(b)          Borrower shall establish and maintain at its address referred to in Section 7.1: (i) a record of ownership (the “Register”) in which Borrower agrees to register by book entry the interests (including any rights to receive payment of principal and interest hereunder) of each Lender having a Commitment, and the amount of Loans extended by such Lenders under such Commitment, and any assignment of any such interest; and (ii) accounts in the Register in accordance with its usual practice in which it shall record (A) the names and addresses of the Lenders (and any change thereto pursuant to this Agreement), (B) the amount of any principal or interest due and payable or paid and (C) any other payment received by the Lenders from the Borrower and its application to the Loans.

Section 1.5         Definition of “Knowledge.” For purposes of the Transaction Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of Borrower’s knowledge, or with a similar qualification, knowledge or awareness means such knowledge of such fact or other matter as would have been discovered after a reasonable inquiry of any of the officers, directors, employees and consultants of Borrower as of the applicable date who would be expected to have knowledge or awareness of such fact or matter under the circumstances.

ARTICLE 2
AGREEMENT FOR THE LOAN

Section 2.1          Use of Proceeds.

(a)          The proceeds of the Loans shall be used to (i) provide for the ongoing working capital and general corporate and operating purposes of the Borrower during the pendency of the Chapter 11 Case in accordance with, and subject to, the Budget, (ii) pay fees, interest and expenses associated with the Loans and the Existing Credit Agreement, (iii) pay the Carve-Out, including without limitation the payment of the fees of the U.S. Trustee’s office, in each case, in accordance with the Budget, and (iv) to the extent of $4,500,000 to refinance a like amount of the Existing Loans under the Existing Credit Agreement (such Loan, the “Roll Up Loan”).

Section 2.2          Disbursement.

(a)          Subject to the satisfaction of the conditions set forth in Section 4.1, each Lender severally agrees to make an initial Loan in the total amount set forth in the initial Notice of Borrowing up to $1,500,000 to be used to pay the Closing Fee and for any other purpose in accordance with Section 2.1(a), no later than one (1) Business Day after receiving such Notice of Borrowing.

(b)          Subject to satisfaction of each of the conditions set forth in Section 4.2, each Lender severally agrees to make Loans to the Borrower after the initial Loan in amounts not to exceed the Maximum Available Amount for any purpose in accordance with Section 2.1(a) (including, after entry of the Final Order, the Roll Up Loan to be used for the purpose in Section 2.1(a)(iv)), no later than two (2) Business Days after receiving a Notice of Borrowing. Such Loans may be made no more frequently than once per week and in the aggregate not to exceed the lesser of the unfunded portion of the Commitment or the Budget and shall be subject to the foregoing limitation. Each Lender’s share of such Loans shall be determined by its pro rata share of the Commitment as such share is set forth on Schedule 2 hereto.

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Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 5 p.m. New York City time, to the account of the Borrower most recently designated by it for such purpose by notice to the Lenders; provided that such account and all sums on deposit shall be subject to a perfected first priority Lien in favor of the Lenders.

Section 2.3          Payment.

(a)          The Borrower shall pay to the Lenders the outstanding principal amount of the Loans and all accrued and unpaid interest and fees in respect of the Loans on the earlier of (i) the Maturity Date and (ii) the date the principal amount of the Loans becomes due and payable following an acceleration under Section 6.1 for an Event of Default.

(b)          Once repaid, Loans may not be reborrowed.

(c)          Within two (2) Business Days after cash receipt of any payments on account of accounts receivable (except for advance deposits remitted by customers, but including such deposits following ordinary course billing for goods or services and recognition by the Borrower that such funds constitute payments on account of such goods or services sold) otherwise due to Borrower, (i) if an Event of Default has occurred and is continuing, the Borrower shall deposit such amount into a deposit account subject to a blocked account agreement in favor of the DIP Agent on behalf of the Lenders and shall not expend such funds, or (ii) if no Default or Event of Default is continuing, to the extent such cash receipts have been deposited into a deposit account subject to a blocked account agreement in accordance with clause (i) above, the Borrower shall use such funds and all other cash receipts in accordance with the Budget.

(d)          Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Lender and reasonably acceptable to Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(e)          The Borrower shall have the right at any time and from time to time to prepay any Loans in whole or in part, without premium or penalty (other than interest that is accrued and outstanding at the time of such prepayment).

(f)          Notwithstanding the requirements of Article 4, if the Maturity Date occurs as a result of a sale of the Borrower’s Assets and no Event of Default exists, Borrower may, by delivery of Notice of Borrowing, request a draw down on, and the Lenders shall advance on, such date an amount not to exceed the lesser of (i) any unfunded portion of the Commitment, and (ii) the remaining accrued and unpaid items on the Budget.

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Section 2.4          Time and Place. Payments of any amounts due to the Lenders under this Agreement shall be made in Dollars in immediately available funds prior to 11:00 a.m. New York City time on such date that any such payment is due, at such bank or places as the Lenders shall from time to time designate in writing prior to the date such payment is due. The Borrower shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution, in connection with making any payments under any of the Transaction Documents, except for any costs imposed by the Lenders’ banking institutions.

Section 2.5          Taxes, Duties and Fees.

(a)          Any and all payments under any Transaction Document shall be made, in accordance with this Section 2.5, free and clear of and without deduction for any withholding Taxes except as required by applicable law. If any Taxes are required by law to be withheld from any amounts payable under a Transaction Document, (i) the amount payable shall be increased by as much as shall be necessary so that, after making all required withholdings (including withholdings on the additional amounts), the payee shall receive an amount equal to the sum it would have received had no such withholdings been made (any and all such additional amounts payable shall hereafter be referred to as the “Additional Amounts”), (ii) the payor shall make such withholdings, and (iii) the payor shall pay the full amount withheld to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of such Taxes, the payor shall furnish to the applicable payee the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such payee.

(b)          In addition, Borrower agrees to pay, and authorizes the applicable payee to pay in its name (but without duplication), all Other Taxes. Within thirty (30) days after the date of any payment of Other Taxes, Borrower shall furnish to the applicable payee the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such payee.

(c)          Borrower shall reimburse and indemnify, within ten (10) days after receipt of demand therefor, each payee for all withholding Taxes and Other Taxes to which this Section 2.5 applies, whether or not such Taxes were correctly or legally imposed or asserted. A certificate of the applicable payee(s) setting forth the amounts to be paid thereunder and delivered to Borrower shall be conclusive, binding and final for all purposes, absent manifest error.

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(d)          If any Lender determines in good faith that it has received a refund from a Government Authority relating to Taxes in respect of which Borrower paid Additional Amounts or made a payment pursuant to Section 2.5(c), such Lender shall promptly pay such refund to Borrower, net of all out-of-pocket expenses (including any Taxes imposed thereon) of such Lender incurred in obtaining such refund, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender if such Lender is required to repay such refund to such Governmental Authority. Nothing in this Section shall require any Lender to disclose any information it deems confidential (including, without limitation, its tax returns) to any Person, including Borrower.

Section 2.6          Costs, Expenses and Losses. If, as a result of any failure by Borrower to pay any sums due under this Agreement on the due date therefor (after the expiration of any applicable grace periods), the Lenders shall incur commercially reasonable costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to maintain any Loans, the Borrower shall pay to the Lenders upon request by the Lenders, the amount of such costs, expenses and/or losses within five (5) Business Days after receipt by the Borrower of a certificate from the Lenders setting forth in reasonable detail such costs, expenses and/or losses, along with supporting documentation. For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include, without limitation, any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense which may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund the Loans or any portion thereof.

Section 2.7          Interest.

(a)          The outstanding principal amount of (a) the Loans shall bear interest from the date of disbursement of such Loan at the Interest Rate (calculated on the basis of the actual number of days elapsed). Accrued interest shall be paid in cash monthly, in arrears, on the first Business Day of each month (each, an “Interest Payment Date”). Accrued interest will be paid in Dollars.

Section 2.8          Interest on Late Payments. Without limiting the remedies available to the Lenders under the Transaction Documents or otherwise, to the maximum extent permitted by applicable law, if an Event of Default has occurred and is continuing, the Borrower shall pay, in respect of principal and interest on the Loans outstanding under this Agreement, at the rate per annum equal to the Interest Rate applicable thereto plus ten percent (10%) for so long as such Event of Default is continuing. Such interest shall be payable on demand.

Section 2.9          Fee and Costs.

(a)          From time to time upon demand, the Borrower shall reimburse the Lenders for their costs and expenses, including reasonable attorneys’ fees in connection with the negotiation, preparation, execution, administration and enforcement of the Transaction Documents.

(b)          The Borrower will pay to the Initial Lenders in full in cash on the Agreement Date a fee (the “Closing Fee”) in an amount equal to one and a half percent (1.5%) of the amount equal to the Commitment minus the amount of the Roll Up Loan. The Closing Fee will be fully earned and due and payable on the Agreement Date and will be non-refundable once paid.

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Section 2.10       Superpriority Nature of Obligations. Subject to the terms of the Financing Orders, as applicable, all Obligations hereunder and under the other Transaction Documents shall: (i) constitute an allowed superpriority administrative expense claim against the Borrower with priority in the Chapter 11 Case over any and all administrative expense claims and unsecured claims against the Borrower and its estate, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in, arising under, or ordered pursuant to sections 105, 326, 328, 330, 331, 503(b), 506, 507(a), 507(b), 546(c), 546(d), 726(b), 1113 or 1114 respectively, of the Bankruptcy Code, subject in each case only to the Carve-Out and Prior Liens, and (ii) be secured by Liens on the Collateral (except for Permitted Liens and subject to the Carve-Out) with the priority set forth in the Financing Orders.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1          Representations and Warranties of the Borrower. The Borrower represents and warrants as of the Agreement Date and on each day on which the Borrower request or receive any Loan, that:

(a)          Borrower is conducting its business in compliance with its Organizational Documents, which are in full force and effect with no material defaults outstanding thereunder;

(b)          no Default or Event of Default (or any other material default or event of default, however described) has occurred under any of the Transaction Documents;

(c)          [Reserved];

(d)          the obligation of the Borrower to make any payment under this Agreement (together with all charges in connection therewith) is absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim, cross-claim or defense of any nature whatsoever to any such payment;

(e)          no Indebtedness of Borrower exists other than Permitted Indebtedness;

(f)          Borrower validly exists as a corporation, in good standing under the laws of the jurisdiction of its organization. Borrower has full power and authority to own its properties and conduct its business, and is duly qualified to do business as a foreign entity and is in good standing (or equivalent concept) in each jurisdiction in which the conduct of its business makes such qualification necessary and in which the failure to so qualify would have a Material Adverse Effect;

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(g)          other than the Chapter 11 Case, there is not pending, or, to the knowledge of Borrower, threatened, any action, suit or other proceeding before any Government Authority (i) to which Borrower is a party or (ii) which has as the subject thereof any assets owned by Borrower. There are no current, or, to the knowledge of Borrower, pending, legal, governmental or regulatory enforcement actions, suits or other proceedings to which Borrower or any of its assets is subject;

(h)          subject to the entry of the Financing Orders, the Transaction Documents have been duly authorized, executed and delivered by Borrower, as applicable, and constitute the valid, legal and binding obligation of Borrower enforceable in accordance with their terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at law or in equity). The execution, delivery and performance of the Transaction Documents by the Borrower and the consummation of the transactions therein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, other than Liens in favor of the Lenders, upon any assets of Borrower pursuant to, any agreement to which Borrower is a party or by which Borrower is bound or to which any of the assets of Borrower are subject, (ii) result in any violation of or conflict with the provisions of the Borrower’s Organizational Documents or (iii) result in the violation of any law or any judgment, order, rule, regulation or decree of any Government Authority. Subject to the entry of the Financing Orders, no consent, approval, authorization or order of, or registration or filing with any Government Authority is required for the execution, delivery and performance of any of the Transaction Documents or for the consummation by the Borrower of the transactions contemplated hereby except for such registrations and filings in connection with the entry into the Transaction Documents that are necessary to comply with applicable federal, state or provincial securities laws and filings contemplated by the Financing Orders and Borrower has the power and authority to enter into the Transaction Documents and to consummate the transactions contemplated under the Transaction Documents;

(i)           subject to the entry of the Financing Orders, Borrower holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any Government Authority (collectively, “Necessary Documents”) required for the conduct of its business and all Necessary Documents are valid and in full force and effect; and Borrower has not received written notice of any revocation or modification of any Necessary Document, and Borrower has no reason to believe that any Necessary Document will not be renewed in the ordinary course; and Borrower is in compliance in all material respects with all applicable federal, state, provincial, local and foreign laws, regulations, orders and decrees applicable to the conduct of its business;

(j)           Borrower has good and marketable title to all of its assets free and clear of all Liens except Permitted Liens and Prior Liens and subject to the Carve-Out. The property held under lease by Borrower is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of Borrower;

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(k)          Borrower owns or has the right to use pursuant to a valid and enforceable written license, implied license or other legally enforceable right, all of the Intellectual Property (as defined below) that is necessary for the conduct of its business as currently conducted (the “IP”). The IP (excluding third-party IP that Borrower has a right to use pursuant to a valid and enforceable written license, implied license or other legally enforceable right) that is registered with or issued by a Government Authority is valid and enforceable; there is no outstanding, pending, or, to the knowledge of Borrower, threatened action, suit, other proceeding or claim by any third person challenging or contesting the validity, scope, use, ownership, enforceability, or other rights of Borrower in or to any IP (except for any rejections or objections that may have been issued by the applicable patent, trademark or intellectual property office in the ordinary course of prosecution of applications for registrations for IP) and Borrower has not received any written notice regarding any such action, suit, or other proceeding. Borrower has not infringed or misappropriated any material rights of others. There is no pending or, to the knowledge of Borrower, threatened action, suit, other proceeding or claim that Borrower infringes upon, violates or uses the Intellectual Property rights of others without authorization, and Borrower has not received any written notice regarding any such action, suit, other proceeding or claim. Except for non-exclusive rights granted by the Borrower to its customers, distributors, resellers and technology collaborators in respect to their products and technologies in the course of licensing, selling and developing such products and technologies, Borrower is not a party to or bound by any option, license or agreement with respect to IP. The term “Intellectual Property” as used herein means (i) all patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) all trademarks, service marks, trade dress, trade names, slogans, logos, and corporate names and Internet domain names, together with all of the goodwill associated with each of the foregoing, (iii) copyrights, copyrightable works, and licenses, (iv) registrations and applications for registration for any of the foregoing, (v) computer software (including but not limited to source code and object code), data, databases, and documentation thereof, (vi) trade secrets and other confidential information, (vii) other intellectual property, and (viii) copies and tangible embodiments of the foregoing (in whatever form and medium).

(l)           Borrower is not in violation of its Organizational Documents.

(m)         all income and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliates have been filed with the appropriate Government Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes, assessments and other governmental charges and impositions reflected therein and all other material Taxes, assessments and other governmental charges otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Agreement Date, the Borrower has no knowledge of any tax deficiency with respect to its taxes which, if determined adversely, could reasonably be expected to be materially adverse to the Borrower. Based on its current expectations, the Borrower will not be a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) for the fiscal year ending December 31, 2014 and does not currently expect to be a PFIC in any subsequent fiscal year, and does not own any direct or indirect equity interest (or option to acquire equity interests) in any entity that is expected to be a PFIC in respect of its current or any subsequent fiscal year. The Borrower is not a “controlled foreign corporation” (“CFC”) within the meaning of Section 957(a) of the Code, and does not own 10% or more of the voting shares of any entity that is a CFC;

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(n)          Except as set forth in Schedule 3.1(n), Borrower has not granted rights to develop, manufacture, produce, assemble, distribute, license, market or sell its products, services or Intellectual Property to any other Person and is not bound by any agreement that affects the exclusive right of Borrower to develop, manufacture, produce, assemble, distribute, license, market or sell its products, services or Intellectual Property other than for (i) such distribution agreements entered into by the Borrower in the ordinary course of business for the distribution of its products; and (ii) such research agreements entered into by the Borrower in the ordinary course of business with hospitals, universities and other educational institutions;

(o)          Borrower: (i) at all times has complied in all material respects with all Applicable Laws, (ii) has not received any warning letter or other correspondence or notice from the FDA or from any other Government Authority alleging or asserting noncompliance with Applicable Laws; (iii) possesses and complies in all material respects with all licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any Applicable Laws (together, the “Authorizations”) which are valid and in full force and effect and has not received any notice from the FDA or any other Government Authority alleging or asserting noncompliance with any Authorizations; (iv) has not received written notice that any Government Authority has taken, is taking, or intends to take action to limit, suspend, modify or revoke any Authorization and the Borrower has no knowledge that any Government Authority is considering such action; and (v) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations, except as would not have a Material Adverse Effect. There is no false or misleading information or significant omission in any of the submissions by Borrower to the FDA or any other Government Authority. Borrower has fulfilled and performed its obligations under all Authorizations, and no event has occurred or condition or state of facts exists which would constitute a breach or default under, or would cause a revocation or termination of, any Authorization;

(p)          The Form 10-Q of the Borrower filed with the SEC as of November 13, 2015, together with the related notes fairly present the financial condition of Borrower as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with GAAP consistently applied throughout the periods involved, subject, in the case of unaudited financial statements, to year-end adjustments; and, except as disclosed in Borrower’s public filings, there are no material off-balance sheet arrangements or any other relationships with unconsolidated entities or other persons, that may have a current or future effect on the Borrower’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses;

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(q)          Borrower maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for material assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(r)          to the knowledge of the Borrower, (i) no “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code, or any individual or class exemption issued and not exempt under ERISA Section 408 and the regulations and published interpretations thereunder has occurred with respect to any Employee Benefit Plan, except as for such transactions that would not have a Material Adverse Effect, (ii) at no time within the last seven (7) years has Borrower or any ERISA Affiliate maintained, sponsored, participated in, contributed to or has or had any liability or obligation in respect of any Employee Benefit Plan subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code or any “multiemployer plan” as defined in Section 3(37) of ERISA or any multiple employer plan for which Borrower or any ERISA Affiliate has incurred or could incur liability under Section 4063 or 4064 of ERISA, (iii) no Employee Benefit Plan represents any current or future liability for retiree health, life insurance, or other retiree welfare benefits except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law, (iv) each Employee Benefit Plan is and has been operated in compliance with its terms and all applicable laws, including but not limited to ERISA and the Code, except for such failures to comply that would not have a Material Adverse Effect, (v) no event has occurred (including a “reportable event” as such term is defined in Section 4043 of ERISA) and no condition exists that would subject any Borrower or any ERISA Affiliate to any tax, fine, lien, penalty or liability imposed by ERISA, the Code or other applicable law, except for any such tax, fine, lien, penalty or liability that would not, individually or in the aggregate, have a Material Adverse Effect, (vi) the Borrower does not maintain any Foreign Benefit Plan, and (vii) the Borrower does not have any obligations under any collective bargaining agreement. As used in this clause (r), “Employee Benefit Plan” means any material “employee benefit plan” within the meaning of Section 3(3) of ERISA, including, without limitation, all stock purchase, stock option, stock based severance, employment, change in control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (A) any current or former employee, director or independent contractor of Borrower or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by Borrower or any of its Subsidiaries or (B) Borrower or any of its Subsidiaries has had or has any present or future obligation or liability; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; “ERISA Affiliate” means any member of Borrower’s controlled group as defined in Code Section 414 (b), (c), (m) or (o); and “Foreign Benefit Plan” means any Employee Benefit Plan established, maintained or contributed to outside of the United States of America or which covers any employee working or residing outside of the United States;

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(s)          the Borrower does not, and have not ever, sponsored, administered, participated in or contributed to a retirement or pension arrangement that provides defined benefits to employees or former employees of Borrower;

(t)          all of the issued and outstanding shares of capital stock of Borrower are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state and foreign securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing. There are no preemptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of any shares of common stock pursuant to the Organizational Documents or any agreement to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries is bound. All of the issued and outstanding shares of capital stock of each of Borrower’s Subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable, and Borrower owns of record and beneficially, free and clear of any claims, Liens (other than Permitted Liens and Prior Liens) and voting proxies, all of the issued and outstanding shares of such stock;

(u)          all products designed, developed, manufactured, prepared, assembled, packaged, tested, labeled, distributed or marketed by or on behalf of the Borrower that are subject to the jurisdiction of the FDA or a comparable government authority have been and are being designed, developed, tested, manufactured, prepared, assembled, packaged, distributed, labeled and marketed in material compliance with the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder and all other Applicable Laws and Authorizations (each a “Requirement of Law”), including, without limitation, clinical and non-clinical evaluation, product approval or clearance, good manufacturing practices, labeling, advertising and promotion, record-keeping, establishment registration and device listing, reporting of recalls, and adverse event reporting, and have been and are being tested, investigated, designed, developed, manufactured, prepared, assembled, packaged, labeled, distributed, marketed, and sold in material compliance with each applicable Requirement of Law;

(v)         (i) Borrower is in compliance with the written procedures, record-keeping and reporting requirements required by the FDA or any comparable government authority pertaining to the reporting of adverse events and recalls involving any of its products, including, as the case may be, Medical Device Reporting set forth in 21 C.F.R. Part 803 and Reports of Corrections and Removals set forth in 21 C.F.R. Part 806, (ii) Borrower’s products are and have been labeled, promoted, and advertised in accordance with their Permit or within the scope of an exemption from obtaining such Permit, and (iii) Borrower’s establishments are registered with the FDA, as applicable, and each product of Borrower, if any, is listed with the FDA under the applicable FDA registration and listing regulations for medical devices;

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(w)          since December 31, 2014, Borrower has filed or furnished when due (including any applicable extensions) all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed or furnished prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). Except to the extent that any SEC Document has been revised or superseded by a later-filed or furnished SEC Document, as of their respective dates: (i) the SEC Documents complied in all material respects with the requirements of the Exchange Act; (ii) none of the SEC Documents, when filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (iii) the financial statements of Borrower included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. The financial statements of Borrower included in the SEC Documents have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved (except (x) as may be otherwise indicated in such financial statements or the notes thereto, or (y) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Borrower as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate);

(x)          no statement or information contained in this Agreement and any other Transaction Document, any delivery of financial information or Budget or any certificate furnished to the DIP Agent or the Lenders or any of them, by or on behalf of Borrower for use in connection with the transactions contemplated by this Agreement or the other Transaction Documents when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which they were made. The financial information and Budget are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, such assumptions set forth on Exhibit F hereto; and

(y)          subject only to the entry of the order approving the Stalking Horse Motion, the Asset Purchase Agreement constitutes a valid, legal and binding obligation of the Borrower enforceable in accordance with its terms.

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Section 3.2          Borrower’s Acknowledgment. Borrower acknowledges that it has made the representations and warranties referred to in Section 3.1 with the intention of persuading the Lenders to enter into the Transaction Documents and fund each of the Loans and that the Lenders have entered into the Transaction Documents and funded the Loans and on the basis of, and in full reliance on, each of such representations and warranties and the representations and warranties shall survive the execution and delivery of this Agreement until the Obligations are repaid in full.

ARTICLE 4
CONDITIONS OF DISBURSEMENT

Section 4.1          Conditions to Initial Disbursement. The obligation of the Initial Lenders to make the Initial Loan, shall be subject to the fulfillment of the following conditions:

(a)          the Chapter 11 Case shall have been commenced in the Bankruptcy Court, and all of the First Day Orders and all related pleadings to be entered in connection with the commencement of the Chapter 11 Case or promptly following the Petition Date shall have been reviewed in advance by the DIP Agent and the Initial Lenders and shall be reasonably satisfactory in form and substance to the DIP Agent and the Initial Lenders;

(b)          the Bankruptcy Court shall have entered, upon motion in form and substance satisfactory to the DIP Agent and the Initial Lenders, on such prior notice as may be satisfactory to the DIP Agent and the Initial Lenders, the Interim Order no later than one (1) Business Day after the Petition Date, approving and authorizing this Agreement and the other Transaction Documents, all provisions thereof and the priorities and liens granted under Bankruptcy Code sections 364(c) and (d), as applicable, in form and substance satisfactory to the DIP Agent and the Initial Lenders and such Interim Order shall not have been reversed, modified, amended, stayed (including stay pending appeal) or vacated;

(c)          the Borrower shall be in compliance with the terms of the Interim Order in all respects;

(d)          no trustee or examiner shall have been appointed with respect to the Borrower or their respective properties;

(e)          the Approved Cash Management Order shall be in full force and effect, and the Approved Cash Management Arrangements shall have been implemented, each of which shall be acceptable to the DIP Agent and the Initial Lenders;

(f)          the DIP Agent shall have received an executed Notice of Borrowing from the Borrower at least one (1) Business Day prior to the date of such requested Loan, which shall include the Closing Fee;

(g)          the DIP Agent and the Initial Lenders shall have received the Budget which shall be in form and substance satisfactory to the DIP Agent and the Initial Lenders;

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(h)          the DIP Agent and the Initial Lenders shall have received copies of all engagement and similar letters for the engagement of Borrower’s professionals and management agreements of the Borrower;

(i)           the DIP Agent shall have received: (i) executed counterparts of each of the Transaction Documents; (ii) customary officer’s and secretary’s certificates; (iii) evidence of authority, including without limitation resolutions or consents and incumbency certificates; and (iv) any material third party and governmental consents necessary in connection with the Borrower’s entry into this Agreement and the other Transaction Documents, the financing thereunder and related transactions;

(j)           all representations and warranties of the Borrower under Section 3.1 hereto shall be true and correct in all material respects; provided that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition;

(k)          the Borrower shall have appointed a chief restructuring officer acceptable to the DIP Agent and filed a motion seeking Bankruptcy Court approval of such appointment;

(l)           all corporate and judicial proceedings and all instruments and agreements in connection with the transactions contemplated hereunder among the Borrower, the DIP Agent and the Initial Lenders contemplated by this Agreement and the Financing Orders shall be reasonably satisfactory in form and substance to the DIP Agent and the Initial Lenders, and the Initial Lenders shall have received all information and copies of all documents or papers requested by it;

(m)         the Borrower shall have agreed to the draft of Asset Purchase Agreement, which shall be subject only to changes that are acceptable to the DIP Agent and the Initial Lenders;

(n)          the Borrower shall have paid all fees, costs and expenses then payable by the Borrower pursuant to Section 2.9 of this Agreement and the other Transaction Documents;

(o)          no Default or Event of Default has occurred or would result from the Disbursement; and

(p)          the Borrower shall have satisfied such other conditions and delivered such other financial or other information as may be reasonably requested by the DIP Agent and the Initial Lenders.

Section 4.2          Conditions to each subsequent Loan. The obligation of the Lenders to make any Loan, including the Roll Up Loan, subsequent to the Initial Loan shall be subject to the fulfillment of the following conditions:

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(a)          the Lenders shall have received a fully executed and delivered Notice of Borrowing request at least two (2) Business Days prior to the date of such requested Loan which, after entry of the Final Order, shall include the Roll Up Loan;

(b)          the minimum borrowing request shall be Five Hundred Thousand Dollars ($500,000);

(c)          as of the date of the proposed Loan, the representations and warranties contained herein and in each other Transaction Document, certificate or other writing delivered to the Lenders pursuant hereto or thereto on or prior to the date of the proposed borrowing, shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof; which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the date of the proposed borrowing, to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date;

(d)          as of the date of such borrowing, no event shall have occurred and be continuing or would result from the funding of such Loan that would constitute an Event of Default or a Default;

(e)          the Borrower shall have paid all fees, costs and expenses then payable by the Borrower pursuant to this Agreement and the other Transaction Documents;

(f)          the making of such Loan shall not contravene any law, rule or regulation applicable to the Lenders;

(g)          the amount of the Loan requested and its intended use is permitted by the Budget;

(h)          if such Loan is requested more than twenty (20) days following the Interim Order, the Final Order shall have been entered by the Bankruptcy Court, in form and substance satisfactory to the DIP Agent and the Lenders, which Final Order shall have been entered on such prior notice to such parties as may be reasonably satisfactory to the DIP Agent and the Initial Lenders, approving and authorizing on a final basis this Agreement, all provisions hereof and the priorities and liens granted under Bankruptcy Code sections 364(c) and (d), as applicable;

(i)           neither the Interim Order nor the Final Order, as applicable, shall have been reversed, modified, amended, stayed (including stay pending appeal) or vacated;

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(j)           the Borrower shall be in compliance in all respects with the terms of the Interim Order and the Final Order, as applicable;

(k)          no trustee or examiner shall have been appointed with respect to the Borrower or its properties;

(l)           the Approved Cash Management Order shall be in full force and effect, and the Approved Cash Management Arrangements shall be in effect and shall not have been materially changed, in each case without the written consent of the DIP Agent and the Required Lenders;

(m)         the DIP Agent shall have received the required periodic updates to the Budget and the weekly Variance Reports, each in form and substance satisfactory to the DIP Agent and the Lenders, and the Borrower shall be in compliance with Section 5.1(f) and (g); and

(n)          other than the Chapter 11 Case, no action shall be pending or threatened (to the knowledge of the Borrower) against the Borrower.

The DIP Agent or the Lenders shall be entitled, but not obligated, to reasonably request and receive, prior to the making of any Loans, additional conditions or information if, in the good faith judgment of the Required Lenders, such request is warranted under the circumstances.

Section 4.3           Special Loan Advance. Notwithstanding the foregoing requirements in this Article 4 and without giving effect to any termination of the Commitment 6.1(a)(ii), upon the occurrence of an Event of Default which is continuing, Borrower may request, by delivery of a Notice of Borrowing, and Lender shall advance, within one (1) Business Day of receipt of such Notice of Borrowing, a Loan to Borrower up to the lesser of (i) the sum of the unfunded potion of the Commitment and (ii) the amount of accrued gross payroll expenses up to the date of such Event of Default covered by the Budget, plus the Carve-Out.

ARTICLE 5
AFFIRMATIVE COVENANTS AND EVENTS OF DEFAULT

Section 5.1         Affirmative Covenants. Unless the Required Lenders shall otherwise agree:

(a)          Borrower and its Subsidiaries shall maintain its existence and qualify and remain qualified to do its business as currently conducted, except where the failure to maintain such qualification would not reasonably be expected to have a Material Adverse Effect;

(b)          Borrower and its Subsidiaries shall comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings;

(c)          Borrower shall obtain and its Subsidiaries shall make and keep in full force and effect all material Authorizations required to conduct their businesses;

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(d)          the Borrower shall promptly notify the Lenders of the occurrence of (i) any Default or Event of Default, (ii) any claims, litigation, arbitration, mediation or administrative or regulatory proceedings (individually, a “Claim”) that are instituted or threatened against Borrower or its Subsidiaries; (iii) any reporting of device recalls, device failures or serious adverse events or deaths in connection with any of the products of Borrower or any of its Subsidiaries, (iv) an event that has had, or reasonably could be expected to have, a Material Adverse Effect on the value of any Intellectual Property and (v) each event which, at the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute a default or event of default (however described) under any Transaction Document;

(e)          (i) if Borrower is not required to file reports pursuant to Sections 13 or 15(d) of the Exchange Act, Borrower will provide quarterly financial statements for itself and its Subsidiaries within forty-five (45) days after the end of each quarter, and audited annual financial statements within one hundred twenty (120) days after the end of each year prepared in accordance with GAAP in the United States with a report thereon by Borrower’s independent certified public accountants (an “Accountant’s Report”); (ii) Borrower will timely file with the SEC (subject to appropriate extensions made under Rule 12b-25 under the Exchange Act) any annual reports, quarterly reports and other periodic reports required to be filed pursuant to Section 13 or 15(d) of the Exchange Act; and (iii) Borrower will provide to the Lenders copies of all documents, reports, financial data and other information not available on the SEC EDGAR system or the SEDAR system and not containing any material non-public information that the Lenders may reasonably request including amendments to Organizational Documents promptly after their effectiveness, and cause the Lenders to be permitted to visit and inspect any of the properties of Borrower, and to discuss its affairs, finances with its officers during regular business hours and upon reasonable notice;

(f)          not later than two (2) business days prior to the first Monday of each calendar month commencing on March 3, 2016, the Borrower shall deliver to the DIP Agent for its approval an updated rolling nine week Budget for the period commencing on the first Monday of such calendar month. Such Budgets shall set forth on a line-item basis the Borrower’s anticipated cash receipts and cash disbursements on a weekly basis which the Borrower expects to incur during each week included in such Budget. The Borrower shall promptly deliver to the DIP Agent any supplemental information or updates applicable to any Budget. Until such time as the DIP Agent and the Lenders have approved in writing any proposed Budget (which approval shall not be unreasonably withheld or delayed), the Budget last approved by the DIP Agent and the Lenders shall control;

(g)          not later than Thursday of each week, commencing on the first week after the Agreement Date, the Borrower shall deliver to the DIP Agent a weekly line-by-line Variance Report for approval in writing by the DIP Agent and the Lenders (such approval not to be unreasonably withheld or delayed) for the preceding weekly period and on a cumulative basis for the period of the applicable Budget, comparing actual cash receipts and disbursements to amounts projected in the then-applicable Budget and showing on a line-by-line basis any adverse variance to the corresponding line item of the applicable Budget together with a reasonably detailed explanation of any material adverse variances. An approved Variance Report modifies the Budget. No Budget shall be modified without the prior written consent of the DIP Agent and the Lenders;

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(h)          not later than fifteen (15) days after the last day of each month, Borrower shall deliver to the DIP Agent non-GAAP basis monthly financial statements including an unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such preceding monthly period and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a financial officer of Borrower as presenting fairly in all material respects the financial condition as of the end of and for such monthly period and such portion of the fiscal year and results of operations and cash flows of Borrower and its Subsidiaries on a consolidated basis, subject to normal year-end adjustments;

(i)           `not less than two (2) Business Days prior to the filing thereof; and to the extent reasonably practicable, the Borrower shall deliver to the DIP Agent drafts of all material pleadings, motions, applications, judicial information, financial information and any other material documents to be filed by or on behalf of the Borrower with the Bankruptcy Court or delivered to the U.S. Trustee in the Chapter 11 Case (except in the case of any such documents filed on an expedited basis in connection with an emergency proceeding, which shall be delivered as soon as practicable and in any event prior to the filing thereof);

(j)           the Borrower will maintain general and professional liability insurance, including products/completed operations liability coverage, and such other insurance coverage in such amounts and with respect to such risks as the Lenders may reasonably request from time to time and in accordance with Section 5.11 of the Security Agreement;

(k)          the Borrower shall use the proceeds of the Loans in accordance with Section 2.1 and all cash and deposit account proceeds or other cash subject to a Lien in favor of the Lenders in accordance with the Financing Orders;

(l)           as soon as available, but in any event no later than ten (10) Business Days after the end of each month, Borrower shall deliver to the DIP Agent a certificate of an authorized officer of Borrower setting forth computations in reasonable detail satisfactory to the Lenders demonstrating compliance with the financial covenant set forth in Section 5.3;

(m)         the Borrower will deliver to the DIP Agent as soon as practicable in advance of filing with the Bankruptcy Court, the proposed Interim Order, the proposed Final Order, as applicable (each which must be in form and substance satisfactory to the DIP Agent and the Lenders), all other proposed orders and pleadings related to this Agreement (which must be in form and substance satisfactory to the DIP Agent and the Lenders), any plan of reorganization or liquidation, and/or any disclosure statement related to such plan;

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(n)          the Borrower will comply with each Case Milestone on a timely basis;

(o)          the Borrower will provide any additional reporting requirements requested by the DIP Agent and the Initial Lenders, including, without limitation, with respect to litigation, contingent liabilities, and ERISA and environmental events; and

(p)          the Borrower will provide periodic access by the DIP Agent, the Lenders and their advisors to information and senior personnel, senior management and other company advisors, including conference calls with such persons upon any request by the DIP Agent or any Lender.

The Borrower shall cause each of its Subsidiaries to comply with each of the agreements set forth in Section 5.1.

Section 5.2          Negative Covenants. Unless the Required Lenders shall otherwise agree:

(a)          Borrower shall not, nor shall Borrower permit any Subsidiary to (i) liquidate or dissolve (unless, prior to such liquidation or dissolution, such Subsidiary ceases to own any operating assets or conduct business), or (ii) directly or indirectly, by operation of law or otherwise amalgamate or merge with, consolidate with, acquire all or substantially all of the assets or stock of, or otherwise combine with or acquire, any Person. The Borrower shall not establish any Subsidiary without consent of the Required Lenders and unless such Subsidiary executes and delivers to the Lenders a guaranty of the Obligations and security agreement providing for all of its assets to be collateral for the Obligations in form and substance satisfactory to the Lenders;

(b)          Borrower shall not, nor shall Borrower permit any Subsidiary to (i) enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, or engage in any transaction, whereby its income or profits are, or might be, shared with another Person other than a wholly owned U.S. Subsidiary, (ii) enter into any management contract or similar arrangement whereby a substantial part of its business is managed by another Person, or (iii) distribute, or permit the distribution of, any of its assets, including its intangibles, to any shareholder of any Subsidiary or to any Affiliate, including by way of loans or advances or purchase or redemption of equity interests in a Person;

(c)          Borrower shall not, nor shall Borrower permit any Subsidiary to, create, incur or suffer any Lien upon any of its assets, other than Permitted Liens and Prior Liens and subject to the Carve-Out;

(d)          Borrower shall not, nor shall Borrower permit any Subsidiary to, create, incur, assume, guarantee or remain liable with respect to any Indebtedness, other than Permitted Indebtedness;

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(e)          Borrower shall not, nor shall Borrower permit any Subsidiary to, acquire any assets (other than assets acquired in the ordinary course of business consistent with past practices), directly or indirectly, in one or more related transactions;

(f)          Borrower shall not, nor shall Borrower permit any Subsidiary to (i) engage in any business other than the businesses in which it is currently engaged or (ii) modify or alter its organizational documents, except as may be required by the Bankruptcy Code in connection with the Chapter 11 Case;

(g)          Borrower shall not, nor shall Borrower permit any Subsidiary to, directly or indirectly, enter into any transaction with any of its Affiliates, except in the ordinary course of business and upon terms that are no less favorable than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate;

(h)          the Borrower shall not declare or pay any dividend or other distribution on its common shares without the prior written consent from the Required Lenders;

(i)           [Reserved];

(j)           [Reserved];

(k)          [Reserved];

(l)           Borrower shall not, nor shall Borrower permit any Subsidiary to (i) establish or commence contributing to or otherwise participate in any retirement or pension arrangement that provides defined benefits; or (ii) acquire an interest in any Person if such Person sponsors, administers, participates in, or has any liability in respect of, any retirement or pension arrangement that provides defined benefits;

(m)         Borrower shall not, nor shall Borrower permit any Subsidiary to, use the proceeds of the Loans other than in accordance with Section 2.1 and the Budget. No proceeds of any Loan may be used to pay any fees or expenses in connection with initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against (i) the Existing Lenders or Lenders or (ii) in connection with challenging, invalidating, disallowing, recharacterizing, setting aside, avoiding, subordinating, in whole or in part, or taking or attempting to take any other action to render unenforceable, the liens, claims, interests and adequate protection of the Lenders or the Existing Lenders, subject to an aggregate amount not to exceed $10,000 that may be used by the Committee, if any, for purposes of investigating (but not challenging) liens, claims, interests and adequate protection of the Existing Lenders;

(n)          Borrower shall not, nor shall Borrower permit any Subsidiary to, incur, create or assume, suffer to exist or permit any superpriority claim which is pari passu or senior to the claims of the Lenders against the Borrower hereunder, except for the Carve-Out;

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(o)          Borrower shall not, nor shall Borrower permit any Subsidiary to, dispose any of its assets (including, without limitation, any sale and leaseback transaction) other than in the ordinary course of business;

(p)          Borrower shall not, nor shall Borrower permit any Subsidiary to, enter into any agreement to return any of its inventory outside the ordinary course of business to any of its creditors for application against any pre-petition Indebtedness, pre-petition trade payables or other pre-petition claims under section 546(h) of the Bankruptcy Code;

(q)          Borrower shall not, nor shall Borrower permit any Subsidiary to, make (i) any payments on account of any creditor’s claims against any Borrower, (ii) payments on account of claims or expenses arising under section 503(b)(9) of the Bankruptcy Code, (iii) payments in respect of a reclamation program or (iv) payments under any management incentive plan or on account of claims or expenses arising under section 503(c) of the Bankruptcy Code, except in each case, in amounts and on terms and conditions that (A) are approved by order of the Bankruptcy Court and (B) are expressly permitted by the Budget or otherwise approved by the Lenders in their sole discretion and in writing; and

(r)          Borrower shall not, nor shall it permit any of its Subsidiaries to, obtain, or seek to obtain, any stay on the exercise of the remedies of the Lenders hereunder, under any Transaction Document or Financing Order.

Section 5.3         Financial Covenant. The Borrower shall not permit, for any Testing Period starting as of the date which is (a) two (2) weeks after the Petition Date or (b) if a revised Budget is approved in accordance with Section 5.1(f), two (2) weeks after such approval date, the amount of Actual Cumulative Operating Disbursements for such Testing Period to be higher than the amount of Projected Cumulative Operating Disbursements for such Testing Period by more than, for each of the first eight weekly periods following such date, 15% of such amount of Projected Cumulative Operating Disbursements for such Testing Period. “Actual Cumulative Operating Disbursements” shall mean, for any period of determination, the amount of all operating cash disbursements of the Borrower during such period. “Projected Cumulative Operating Disbursements” shall mean, for any period of determination, the amount of all operating cash disbursements of the Borrower projected (as of the start of such period) to be paid during such period as set forth in the Budget.

ARTICLE 6
EVENTS OF DEFAULT

Section 6.1         General Acceleration Provision upon Events of Default.

(a)          If any event specified in Section 6.1(b) shall have occurred and be continuing beyond the applicable cure period or which has not been waived by the Required Lenders (each, an “Event of Default”), the Required Lenders may (i) declare the principal of, and accrued and unpaid interest on, the Loans or any part of any of them (together with any other amounts accrued or payable under the Transaction Documents) to be, and the same shall thereupon become, immediately due and payable and (ii) terminate the Commitment, in each case, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Borrower, and take any further action available at law or in equity, including, without limitation, the sale of the Loans and all other rights acquired in connection with the Loans.

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(b)          Each of the following shall constitute an Event of Default:

(i)          Borrower shall have failed to make payment of (A) principal when due on the Loans, or (B) interest and any other amounts due under the Loans within five (5) Business Days of their due date;

(ii)         any representation or warranty made by Borrower in any Transaction Document shall have been incorrect, false or misleading as of the date it was made;

(iii)        Borrower shall have failed to comply with the due observance or performance of Sections 5.1, 5.2 and 5.3;

(iv)        Borrower shall have failed to comply with the due observance or performance of any other covenant, condition or agreement contained in any Transaction Document (other than as described in clauses (i), (ii) and (iii) above), and such failure shall not have been cured by the Borrower within five (5) Business Days;

(v)         other than with respect to the Chapter 11 Case, an involuntary petition shall be filed or an action or proceeding otherwise commenced in respect of a Borrower seeking relief under any Debtor Relief Law or seeking any reorganization, arrangement, consolidation or readjustment of the debts of Borrower under any other bankruptcy or insolvency law and, in respect of any such action under U.S. law, any of the following events occur: (A) Borrower consents or acquiesces to the institution of such petition or proceeding, (B) the petition commencing such proceeding is not timely controverted, (C) the petition commencing such proceeding is not dismissed within thirty (30) days of the filing date thereof; (D) an interim trustee is appointed to take possession of all or any substantial portion of the property or assets of, or to operate all or any substantial portion of the business of, such Borrower or (E) an order for relief shall have been issued or entered therein; provided that, Lenders shall have no obligation to provide any extension of credit to Borrower during such thirty (30) day calendar period specified in (C) above;

(vi)        a receiver, interim receiver, receiver-manager, assignee, liquidator, sequestrator, custodian, trustee or similar officer shall be appointed for Borrower or for all or any part of its property or a warrant of attachment, execution or similar process shall be issued against any part of the property of Borrower;

(vii)       Borrower shall file a certificate of dissolution or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any action in furtherance thereof;

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(viii)      one or more judgments against Borrower or attachments against any of its property remain(s) unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days from the date of entry of such judgment;

(ix)         any authorization necessary for the execution, delivery or performance of any Transaction Document or for the validity or enforceability of any of the Obligations is not given or is withdrawn or ceases to remain in full force or effect, including without limitation the liens or superpriority claims granted with respect to the Transaction Documents shall not be valid, perfected and enforceable in all respects, or shall be asserted by or on behalf of Borrower not to be valid, perfected and enforceable in all respects, or if any third party files any motion asserting that any pre-Petition Date liens arising under the Existing Facility Agreement are not valid, perfected and enforceable in all respects and a court approves such motion;

(x)          the validity of any Transaction Documents shall be contested by Borrower, or any treaty, law, regulation, communiqué, decree, ordinance or policy of any jurisdiction shall purport to render any material provision of any Transaction Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by Borrower of the Obligations;

(xi)         there is a failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties to accelerate the maturity of any indebtedness for borrowed money in an aggregate amount in excess of $50,000;

(xii)        [Reserved];

(xiii)       [Reserved];

(xiv)       any material suspension by Borrower of operation of any its businesses (other than in connection with the Chapter 11 Case);

(xv)        the Chapter 11 Case shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code or Borrower shall file a motion or other pleading seeking the dismissal of the Chapter 11 Case under section 1112 of the Bankruptcy Code or otherwise; a trustee under chapter 7 or chapter 11 of the Bankruptcy Code or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code shall be appointed in the Chapter 11 Case and the order appointing such trustee or examiner shall not be reversed or vacated within thirty (30) days after the entry thereof;

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(xvi)      an order of the Bankruptcy Court shall be entered granting any superpriority claim (other than the Carve-Out) in the Chapter 11 Case, which is pari passu with or senior to the claims of the DIP Agent and the Lenders against Borrower hereunder or any Lien or security interest that is pari passu with or senior to the Liens and security interest securing the Loans, or Borrower takes any action seeking or supporting the grant of any such claim, Lien or security interest, in each case except as expressly permitted hereunder;

(xvii)     the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay under section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of Borrower which have a value in excess of $50,000 in the aggregate or permit other actions that would have a Material Adverse Effect on the Borrower or its estate;

(xviii)    an order of the Bankruptcy Court shall be entered reversing, staying, vacating or (except as otherwise agreed to in writing by the Lenders in their sole and absolute discretion) otherwise amending, supplementing or modifying the Interim Order or, the Final Order;

(xix)       Borrower shall make any prepetition payment other than (A) as permitted by the Interim Order or, the Final Order, (B) as otherwise permitted by this Agreement, (C) as otherwise ordered by the Bankruptcy Court and agreed in writing by the DIP Agent in its sole discretion or (D) as authorized by the Bankruptcy Court (i) in accordance with the First Day Orders entered on, before or after the Agreement Date or other orders of the Bankruptcy Court entered with the consent of (or non-objection by) the DIP Agent, (ii) in connection with the assumption of executory contracts and unexpired leases with the consent of (or non-objection by) the DIP Agent or (iii) in respect of accrued payroll and related expenses and employee benefits as of the Petition Date;

(xx)        Borrower shall not comply with any terms of the Interim Order, the Final Order;

(xxi)       any stipulation shall be entered into by Borrower or any order shall be entered by the Bankruptcy Court with respect to the provision of adequate protection to any Person or the use of cash collateral by Borrower, in each case that is not satisfactory in form and substance to the DIP Agent in its sole and absolute discretion;

(xxii)      failure at any time to employ a chief restructuring officer for the Borrower acceptable to the DIP Agent and the Required Lenders, it being agreed that Shaun Martin, the current chief restructuring officer, is acceptable to the DIP Agent and the Required Lenders;

(xxiii)    entry of a Bankruptcy Court, order authorizing the sale of all or substantially all of the assets of Borrower (or Borrower seeking or supporting such sale), other than in accordance with the Stalking Horse Motion, unless (A) such order contemplates repayment in full in cash of this Agreement upon consummation of the sale or (B) such sale is consummated as part of a plan of reorganization;

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(xxiv)    failure of the Bankruptcy Court to permit the Lenders to credit bid the then outstanding Existing Loans in an amount of $10,550,000 and the then outstanding Loans, for a total credit bid equal to $15,050,000, hereunder in connection with the purchase of Borrower’s assets pursuant to the Asset Purchase Agreement; and

(xxv)     failure of the Borrower to meet any of the Case Milestones.

Section 6.2          Recovery of Amounts Due. If any amount payable hereunder is not paid as and when due, the Borrower hereby authorizes the Lenders to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of setoff, banker’s lien or counterclaim, against any moneys or other assets of the Borrower to the full extent of all amounts payable to the Lenders.

ARTICLE 7
MISCELLANEOUS

Section 7.1          Notices. Any notice to be given under this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally, by courier, by facsimile or electronic mail in each case addressed to a Party. A notice to be given to the Borrower under this Agreement shall not be effective unless and until it is given by the Required Lenders. Any notice given to the Borrower under this Agreement by the Required Lenders shall be binding upon all of the Lenders. The addresses for such communications shall be:

If to the Borrower:

Nuo Therapeutics, Inc.

207A Perry Parkway, Suite 1

Gaithersburg, MD 20877

Fax: 1-240-499-2690

Email: DJorden@nuot.com

Attention:  David Jorden

Acting Chief Financial Officer

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With copy to:

Dentons US LLP

1301 K Street, NW

Suite 600, East Tower

Washington, DC 20005-3364

Fax: 1-202-408-6399

Email: sam.alberts@dentons.com

Attention: Sam J. Alberts

If to the DIP Agent or the Lenders:

Deerfield Mgmt, L.P.

c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Fax: 212-599-3075

Email: dclark@deerfield.com

Attn: David J. Clark

With a copy to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661

Fax: (312) 577-4676

Attention: Jeffrey L. Elegant, Esq.

Section 7.2          Waiver of Notice. Whenever any notice is required to be given to the Lenders or Borrower under any Transaction Document, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 7.3          Reimbursement of Legal and Other Expenses. If any amount owing to the Lenders under any Transaction Document shall be collected through enforcement of this Agreement, any Transaction Document or restructuring of the Loans or Commitment, in the nature of a workout, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, the Borrower shall pay (in addition to all monies then due in respect of the Loan or otherwise payable under any Transaction Document) attorneys’ and other fees and expenses incurred in respect of such collection.

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Section 7.4          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The Parties hereby waive all rights to a trial by jury.

Section 7.5          Successors and Assigns. This Agreement shall bind and inure to the respective successors and assigns of the Parties, except that Borrower may not assign or otherwise transfer all or any part of its rights under the Transaction Documents without the prior written consent of the Required Lenders. Each Lender may sell or otherwise transfer the Loans and related Commitments, provided that such Lender shall have provided notice of the transfer to Borrower for recordation in the Register pursuant to Section 1.4. Upon receipt of a notice of a transfer of an interest in a Loan, Borrower shall record the identity of the transferee and other relevant information in the Register and the transferee shall (to the extent of the interests transferred to such transferee) have all the rights and obligations of, and shall be deemed, a Lender hereunder.

Section 7.6          Entire Agreement. The Transaction Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto. The provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by the authorized officer of each Party.

Section 7.7          Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 7.8          Counterparts. This Agreement may be executed by each Party on separate counterparts, each of which and any facsimile copies thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 7.9          Survival. The obligations of Borrower under Section 1.4 and the obligations of the Borrower and the Lenders under this Article 7 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, or the termination of the Commitment or this Agreement or any provision hereof.

Section 7.10        Waiver. Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Lenders upon any default under this Agreement or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Lenders in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Lenders in respect of any other default. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

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Section 7.11       Indemnity.

(a)          The Borrower shall, at all times, indemnify and hold harmless (the “Indemnity”) each of the Lenders and each Lender’s directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) from any losses, claims (including the cost of defending against such claims), damages, liabilities, penalties, or other expenses (each a “Loss”) which an Indemnified Person may incur or to which an Indemnified Person may become subject to the extent such Loss arises out of a breach of any representation, warranty or covenant of the Borrower in any of the Transaction Documents, or the extension of credit hereunder or the Loan or the use or intended use of the Loan. The Indemnity shall not apply with respect to any Indemnified Person to the extent that a court or arbitral tribunal with jurisdiction over the subject matter of the Loss, such Indemnified Person and over the Borrower determines (after such Indemnified Person that had an adequate opportunity to defend its interests), that such Loss resulted from the willful misconduct of such Indemnified Person, which determination results in a final, non-appealable judgment or decision of a court or tribunal of competent jurisdiction. The Indemnity is independent of and in addition to any other agreement of any Party under any Transaction Document to pay any amount to the Lenders or the Borrower, as applicable, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement.

(b)          Promptly after receipt by an Indemnified Person under this Section 7.11 of notice of the commencement of any action (including any governmental action), such Indemnified Person shall deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person.

(c)          An Indemnified Person shall have the right to retain its own counsel with the reasonable fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel for the indemnifying party, the representation by such counsel of the Indemnified Person and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. The indemnifying party shall pay for only one separate legal counsel for the Indemnified Persons, and such legal counsel shall be approved by the indemnifying party. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such legal action shall not relieve the indemnifying party of any liability to the Indemnified Person under this Section 7.11, except to the extent that the indemnifying party is actually prejudiced in its ability to defend such action. The indemnification required by this Section 7.11 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

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(d)          Without prejudice to the survival of any other agreement of any of the Parties hereunder, the agreements and the obligations of the Borrower contained in this Section 7.11 shall survive the termination of each other provision hereof and the payment of all amounts payable to the Lenders hereunder.

Section 7.12       Interest Limitations. The Transaction Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Lenders for the Loan exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Lenders shall ever receive anything which might be deemed interest under applicable law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loan, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loan, such deemed excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lenders for the Loan shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loan until payment in full so that the deemed rate of interest on account of the Loan is uniform throughout the term thereof. The terms and provisions of this Section shall control and supersede every other provision of this Agreement.

Section 7.13       Further Assurances. Froth time to time, the Borrower shall perform any and all acts and execute and deliver to the Lenders such additional documents as may be necessary or as requested by the Lenders to carry out the purposes of any Transaction Document or any or to preserve and protect the Lenders’ rights as contemplated therein.

Section 7.14       Independent Transaction Documents. Each Transaction Document constitutes an independent agreement between the parties thereto (the “Transaction Parties”) and no Transaction Document shall be construed so as to affect the rights of the Transaction Parties to their rights and remedies under another Transaction Document.

[SIGNATURE PAGE FOLLOWS]

38

IN WITNESS WHEREOF, the Lenders and the Borrower have caused this Agreement to be duly executed.

BORROWER:

NUO THERAPEUTICS, INC.

By:	/s/ David Jorden
Name:	David Jorden
Title:	Acting Chief Financial Officer

DIP AGENT:

DEERFIELD MGMT, L.P.

By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

LENDERS:

DEERFIELD PRIVATE DESIGN FUND II, L.P.

By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

[Signature Page to Senior Secured, SuperPriority Debtor-in-Possession Credit Agreement]

DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P.

By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

[Signature Page to Senior Secured, SuperPriority Debtor-in-Possession Credit Agreement]

EXHIBIT A

Form of Notice of Borrowing

NOTICE OF BORROWING

DATE: [__________]

Deerfield Mgmt, L.P., as DIP Agent

780 Third Avenue, 37th Floor

New York NY 10017

Fax: 212-59903075

Email: dclark@deerfield.com

Attn: David J. Clark

RE: Request for disbursement of Loan

Ladies and Gentlemen:

1. We refer to the Senior Secured, Superpriority Debtor-in–Possession Credit Agreement, dated as of January 28, 2016, between Nuo Therapeutics, Inc. (“Borrower”) and Deerfield Management Company, L.P., as DIP Agent, and the Lenders (as defined therein) from time to time party thereto (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”).

2. Capitalized terms used but not defined herein have the meanings ascribed to them in the Credit Agreement.

3. The Borrower hereby requests that the Lenders advance a Loan on [___________] in the principal amount of $[______________] in accordance with Section 2.2 of the Credit Agreement. The Lenders are requested to disburse the proceeds of such Loan to the parties listed on Annex 1 attached hereto by wire transfer in the corresponding amounts set forth in such Annex 1.

4. The Borrower hereby certifies that (a) the representations and warranties in Article 3 of the Credit Agreement are true in all material respects on the date hereof with the same effect as though such representations and warranties had been made on today’s date, (b) no Event of Default or Default has occurred and is continuing, and (c) the relevant conditions to the making of such Loan set forth in Article 4 of the Credit Agreement have been fulfilled.

Very truly yours,

NUO THERAPEUTICS, INC.

By:
Name:
Title:

ANNEX 1 to NOTICE OF BORROWING

Wire Transfer Instructions for Disbursement of Loan:

EXHIBIT B

Permitted Liens

None

SCHEDULE 1

Budget

(attached)

Schedule 1-1

SCHEDULE 2

Pro Rata Shares

Deerfield Private Design Fund II, L.P.	30.7560%

Deerfield Private Design International II, L.P.	35.2440%

Deerfield Special Situations Fund, L.P.	34.00%

Schedule 2-1